Exhibit 2
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                      JOINDER TO THE JOINT FILING AGREEMENT
                      -------------------------------------
         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to be added as a party to the Joint Filing Agreement, dated as of July 22, 1999, by and among Cox Interactive Media, Inc., Cox Enterprises, Inc., Barbara Cox Anthony and Anne Cox Chambers for the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Talk City, Inc.

         IN WITNESS WHEREOF, the undersigned hereby executes this Agreement as of this 20th day of March, 2000.



                             COX TCTY, INC.


                             By:/s/ Andrew A. Merdek
                                ------------------------------
                             Name: Andrew A. Merdek
                             Title: Secretary